UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                                FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)        January 21, 1997

Commission File Number 0-16839

                         PEOPLES FIRST CORPORATION
          (Exact name of registrant as specified in its charter)

          Kentucky                                              61-1023747
(State or other jurisdiction of                            (I R S Employer
 incorporation or organization)                        Identification No.)

100 South Fourth Street
Paducah, Kentucky                                               42002-2200
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:         (502) 441-1200

































Item 5.  Other Event - Information of importance to security holders:

         Press Release Date: January 21, 1997

The Board of Directors of Peoples First Corporation (Nasdaq/NMS: PFKY) today declared a 5% stock dividend on Peoples First common shares. The stock dividend is payable on March 20, 1997 to shareholders of record at the close of business on February 21, 1997. The stock dividend is in addition to the Company's regular quarterly cash dividend of $0.20 per share, which is payable on February 14, 1997 to shareholders of record at the close of business on January 31, 1997. Aubrey W. Lippert, Chairman of the Board, stated "Management believes that Peoples First's strong capital position is vital to continued profitability and that it is imperative to promote depositor and investor confidence. Through the implementation of our capital policies, the Company has achieved a strong regulatory capital position." The current indicated annual cash dividend rate is approximately 46% of financial analyst's 1996 net income per common share estimate. This payout ratio is consistent with other publicly traded banks.

The currently announced stock dividend is the third declared by Peoples First. Mr. Lippert indicated "The Board believes that stock dividends provide potential shareholder value through their influence on stock prices, and the liquidity of PFKY is enhanced with periodic issuance of new shares." In 1996, the Company began repurchasing its common stock in the open market to be used in conjunction with the stock dividend program.

Peoples First Corporation is a multi-bank holding companies which conducts a complete range of commercial and personal banking activities through 25 western Kentucky banking offices and 3 Tennessee banking offices in Clarksville. The Company's common stock trades on the Nasdaq Stock Market under the symbol "PFKY". If you would like additional information regarding Peoples First Corporation, please contact Aubrey W. Lippert, President and Chairman of the Board or Allan B. Kleet, Principal Accounting Officer at 502/441.1200.



















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SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 21, 1997.

                                        PEOPLES FIRST CORPORATION

                                        By: /s/ Allan B. Kleet

                                        Allan B. Kleet
                                        Principal Accounting Officer







































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